Exhibit 10.1

EXECUTION VERSION

WAIVER TO THE STOCKHOLDERS AGREEMENT

THIS WAIVER effective as of November 4, 2010 (this “Waiver”), relates to that certain Stockholders Agreement, dated December 28, 2009 (the “Stockholders Agreement”), between JBS USA Holdings, Inc. (“JBS USA”) and Pilgrim’s Pride Corporation (the “Reorganized Company”).  All capitalized terms used in this Waiver and not otherwise defined herein, shall have the meaning given to them in the Stockholders Agreement.

WHEREAS, JBS USA, Lonnie “Bo” Pilgrim (the “Founder Director”), and Pilgrim Interests, Ltd. (the “Trust”), desire to enter into a transaction for the sale of 7,000,000 shares of Common Stock by the Trust to JBS USA (the “Transaction”);

WHEREAS, Section 2.01 of the Stockholders Agreement provides that JBS USA may not acquire any shares of Common Stock during the Standstill Period, which is ongoing at this time;

WHEREAS, Section 5.01(c) of the Stockholders Agreement provides that JBS USA and the Reorganized Company will each use commercially reasonable efforts to ensure that the Mandatory Exchange Transaction, set forth and defined in Section 8.2 of the Amended and Restated Certificate of Incorporation of the Reorganized Company (the “Certificate of Incorporation”), will not result in the recognition of a gain or loss by the Minority Investors;

WHEREAS, Section 5.01(b) of the Stockholders Agreement provides that JBS USA and the Reorganized Company will each report the Mandatory Exchange Transaction as a non-taxable transaction described in section 368 of the Code to all taxing authorities, unless counsel of either party advises that there is no reasonable basis for taking such position;

WHEREAS, the Transaction may affect the continued validity of the tax opinions rendered by Shearman & Sterling LLP and Baker & McKenzie on December 28, 2009 (the “Original Tax Opinions”) regarding the anticipated U.S. federal income tax consequences of the Mandatory Exchange Transaction and as a non-taxable transaction described in section 368 of the Code;

WHEREAS, Shearman & Sterling LLP has provided the Company with an updated tax opinion (the “Revised Tax Opinion”) regarding the anticipated U.S. federal income tax consequences of the Mandatory Exchange Transaction, assuming that the Transaction is consummated, which provides substantially the same assurance as the Original Tax Opinions that the Mandatory Exchange Transaction can be implemented in a form that should qualify as a “non-recognition transaction” in which the exchanging shareholders recognize no gain or loss for U.S. federal income tax purposes;

WHEREAS, the Transaction will not result in the recognition of a gain or loss by the Minority Investors (other than the Trust) or the Company, and the completion of the Transaction would not otherwise adversely affect or could not be reasonably expected to adversely affect, in any material respect, the tax consequences of the Mandatory Exchange Transaction to a Minority Investor.

EXECUTION VERSION

WHEREAS, based on such assurances and the determination by the Audit Committee of the Reorganized Company and the Equity Nominating Committee that the completion of the Transaction will not adversely affect, and could not be reasonably expected to adversely affect, in any material respect, the rights of the Minority Investors, as a class, and that the Transaction is in the best interest of the Company and its stockholders, including the Minority Stockholders, the Reorganized Company, acting through the Equity Nominating Committee in accordance with Section 6.21 of the Stockholders Agreement, wishes to waive the provisions of Section 2.01 of the Stockholders Agreement with regard to the Transaction.

NOW, THEREFORE, in consideration of the premises set forth above and the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

SECTION 1 Waivers.  The Reorganized Company, acting through the Equity Nominating Committee, hereby waives:

(a) the application of Section 2.01 of the Stockholders Agreement to the acquisition by JBS USA of beneficial ownership of any equity interests of the Reorganized Company pursuant to the Transaction;

(b) any claim or allegation that the Transaction gives rise to a default in, violation of, or conflict with the Stockholders Agreement, the Certificate of Incorporation; and

(c) reliance on the Original Tax Opinions as a condition to the Mandatory Exchange Transaction, provided that the Revised Tax Opinion has been issued to the effect that the Mandatory Exchange Transaction can be implemented in a form that should qualify as a “non-recognition transaction” in which the exchanging shareholders recognize no gain or loss for U.S. federal income tax purposes, and the Mandatory Exchange Transaction is implemented in such a form.

SECTION 2 No Waiver.  Except as expressly set forth herein, the provisions of the Stockholders Agreement shall remain in full force and effect, including the obligation of the Parties each to use commercially reasonable efforts to ensure that the Mandatory Exchange Transaction will not result in gain or loss by the Minority Investors, and to report the Mandatory Exchange Transaction as a non-taxable transaction, unless counsel to either Party advises that there is no reasonable basis for taking such position.

SECTION 3 Audit Committee.  The audit committee of the Reorganized Company (the “Audit Committee”) has reviewed, evaluated and approved the Transaction and this Waiver in accordance with Section 11.1 of the Certificate of Incorporation.

                                SECTION 4   Implementation of Transaction.  In furtherance of this Waiver, the Equity Committee and the Audit Committee grant the directors and officers of the Reorganized Company the right and ability to perform all actions, execute all documents (including without limitation amending Article V of the Stockholders Agreement to permit the implementation of the Mandatory Exchange Transaction in a manner consistent with any of the forms contemplated by the Revised Tax Opinion; provided that, at the time of implementation, the Parties reasonably believe that the selected form of the Mandatory Exchange Transaction should qualify as a transaction in which the exchanging shareholders

EXECUTION VERSION

recognize no gain or loss for U.S. federal income tax purposes, and is at least reasonably comparable to the other available forms contemplated by the Revised Tax Opinion in terms of likelihood of such qualification) and take all further action necessary or required to (a) implement the Transaction as contemplated by this Waiver, and (b) effect the Mandatory Exchange Transaction on the bases outlined in the Revised Tax Opinion; provided that the Parties comply with Section 5.01(c) of the Stockholders Agreement.

SECTION 5 Incorporation of Provisions of Stockholders Agreement.  The provisions of Sections 6.06 to 6.11 and Sections 6.13 to 6.20 of the Stockholders Agreement are hereby incorporated by reference.

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IN WITNESS WHEREOF, the parties hereto have executed this Waiver as of the date first set forth above.

PILGRIM’S PRIDE CORPORATION

By: ______________________________________
                                                                            Name:                      Michael Cooper
                                                                            Title:           Chairman of the Audit Committee

JBS USA HOLDINGS, INC.

By: ______________________________________
                                                                             Name:           Dennis Roerty
                                                                             Title:           Treasurer